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                                    [FORM OF]

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            EAGLE FOOD CENTERS, INC.


                  FIRST: The name of the corporation is:

                           EAGLE FOOD CENTERS, INC.

                  SECOND: The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the corporation at such address is The Corporation Trust Company.

                  THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  FOURTH: The total number of shares which the corporation shall have authority to issue is eighteen million one hundred thousand (18,100,000) shares, consisting of eighteen million (18,000,000) shares of common stock, of the par value of $.0l per share (hereinafter called "Common Stock") and one hundred thousand
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(100,000) shares of preferred stock, of the par value of $.0l per share
(hereinafter called "Preferred Stock").

                  FIFTH: The corporation shall not issue any class of non-voting equity securities. Within this limit, the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the Preferred Stock and Common Stock shall be as follows:

         A.       PREFERRED STOCK.

         1. The Preferred Stock may be issued from time to time in one or more series, each of such series to have such voting powers (full or limited), designations, preferences and relative, participating, optional or other special rights and qualifica tions, limitations or restrictions thereof as are stated and expressed herein, or in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

         2. Authority is hereby granted to the Board of Directors, subject to the provisions of this Article FIFTH, to create one or more series of Preferred Stock and, with respect to each such series, to fix by resolution or resolutions providing for the issue of such series:

                  (a) the number of shares to constitute such series and the distinc tive designation thereof;


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                  (b) the dividend rate on the shares of such series, the
dividend payment dates, the periods in respect of which dividends are payable, whether such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

                  (c) whether the shares of such series shall be redeemable and, if redeemable, on what terms, including the redemption price or prices which the shares of such series shall be entitled to receive upon the redemption thereof;

                  (d) whether the shares of such series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund or funds be established, the amount thereof and the terms and provisions relative to the operation thereof:

                  (e) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any series of the same or any other class or classes of stock of the corporation and the conversion price or prices or rate or rates, or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;


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                  (f) the preferences, if any, and the amounts thereof, which the shares of such series shall be entitled to receive upon the voluntary or involuntary dissolution, liquidation or winding up of the corporation;

                  (g) the voting power, if any, of the shares of such series;
and

                  (h) such other terms, conditions, special rights and provisions as may seem advisable to the Board of Directors. Notwithstanding the fixing of the number of shares constituting a particular series upon the issuance thereof, the Board of Directors at any time thereafter may autho rize the issuance of additional shares of the same series.

         3. No dividend shall be declared and set apart for payment on any series of Preferred Stock in respect of any dividend period unless there shall likewise be or have been paid, or declared and set apart for payment, on all shares of Preferred Stock of each other series entitled to cumulative dividends at the time outstanding which rank equally as to dividends with the series in question, dividends ratably in accordance with the sums which would be payable on the said shares through the end of the last preceding dividend period if all dividends were declared and paid in full.

         4. If, upon the dissolution, liquidation or winding up of the corporation, the assets of the corporation distributable among the holders of any one or more series of Preferred Stock which (i) are entitled to a preference over the holders of the Common Stock upon such dissolution, liquidation or winding up, and (ii) rank


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equally in connection with any such distribution, shall be insufficient to pay in full the preferential amount to which the holders of such shares shall be entitled, then such assets, or the proceeds thereof, shall be distributed among the holders of each such series of the Preferred Stock ratably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

         5. Neither the merger or consolidation of the corporation with or into another corporation nor any sale, lease, conveyance or other disposition of all or substantially all of the property, business or assets of the corporation shall be deemed to be a dissolution, liquidation or winding up of the corporation within the meaning of this Article FIFTH.

         6. In the event that the Preferred Stock of any series shall be redeemable, then, at the option of the Board of Directors, the corporation may, at such time or times as may be specified herein or by a resolution or resolutions of the Board of Directors as provided in paragraph (c) of Section 2 of Part A of this Article FIFTH, redeem all, or any number less than all, of the outstanding shares of such series at the redemption price thereof and on the other terms fixed herein or by a resolution or resolutions of the Board of Directors as provided in said paragraph (c).

         7. Subject to any applicable provisions of the General Corporation Law of the State of Delaware, shares of Preferred Stock that have been issued and required in any manner by the corporation (excluding, until the corporation elects to


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retire them, shares that are held as treasury shares but including shares redeemed and shares purchased and retired, whether through the operation of a retirement or sinking fund, or otherwise) may have the status of authorized and unissued shares of Preferred Stock, and may be reissued as a part of the series of which they were originally a part or be reclassified and reissued as a part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in any resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock.

         B.       Common Stock.

         1. Subject to the provisions of Part A of this Article FIFTH, holders of Common Stock shall be entitled to receive such dividends as may be declared thereon from time to time by the Board of Directors in its discretion from any assets legally available for the payment of dividends.

         2. In the event of the dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, after distribution to the holders of all shares of Preferred Stock which shall be entitled to a preference over the holders of Common Stock of the full preferential amounts to which the holders of Preferred Stock are entitled, the holders of Common Stock shall be entitled to share in the


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distribution of the assets of the corporation or the proceeds thereof as set forth in Section 4 of this Part B.

         3. Except as otherwise required by law, all shares of Common Stock shall have equal voting rights and the holders of such shares shall have one vote, in person or by proxy, for each share thereof held.

         4. In the event of the dissolution, liquidation or wind down of the corporation, whether voluntary or involuntary, after distribution to the holders of all shares of Preferred Stock which shall be entitled to a preference over the holder of Common Stock of the full preferential amounts to which the holders of Preferred Stock are entitled, the remaining assets and proceeds shall be paid to the holders of Common Stock.

         C.       Preemptive Rights.

                  No holder of stock of any class of the corporation shall be entitled to any preemptive right to subscribe for or purchase any shares of stock of any class or series, whether now or hereafter authorized, or any bonds, debentures or other securities or evidences of indebtedness, whether or not convertible into or exchange able for stock, but shares of stock of arty class, or bonds, debentures or other securities or evidences of indebtedness may be issued, sold or otherwise disposed of by the Board of Directors on such terms and for such consideration, so far as may be


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permitted by law, aid to such person or persons as the Board of Directors in its absolute discretion may deem advisable.

                  SIXTH: The name and mailing address of the incorporator is Jay
S. Zauderer, c/o Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York 10153.

                  SEVENTH: The corporation is to have perpetual existence.

                  EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdic tion within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholders thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to


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any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

                  NINTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the corporation or adopt additional by-law provisions.

                  TENTH: The corporation shall indemnify, to the full extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, all persons whom it may indemnify pursuant thereto. No director shall be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Delaware Code (relating to the Delaware General Corporation Law) or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have


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acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arises, prior to such amendment, repeal or adoption of an inconsistent provision.

                  ELEVENTH: Election of directors need not be by written ballot.

                  TWELFTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereinafter prescribed by statute, and all rights conferred by the stockholders herein are granted subject to this reservation.


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